UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2020

QUANTUM ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-225892	98-0428608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3825 Rockbottom
Henderson, NV	89030
	(Zip Code)

(702)-323-6455
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

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Item 5.02 Addition of Directors or certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of certain Officers

On October 22, 2020, William Hinz, Harry Ewert, Douglas C. Bean and Anthony Ker were nominated and accepted positions as Directors of the Company. Their respective biographies, and related experience will be available on the company’s website by October 31, 2020.

Mr. Hinz, of Paradise Valley, Arizona, is the retired president of Allied Signal Aerospace, and has served as and officer and director of multiple public and private companies, worldwide. Mr. Ewert, of Detroit Michigan, is a business veteran of more than thirty years in the reprographic, data, and private equity industries. Douglas C. Bean, Henderson, Nevada is an experienced private equity executive of more than 25 years, and has served as a public company executive, in the United States and Canada, Mr. Anthony Ker, of British Columbia is a seasoned private and public company executive, with extensive mining experience. Mr. Ker’s experience as a public company executive includes the NASDAQ, OTC, TMX, TMX(v), and DAX.

All newly appointed Directors bring a wide variety of experience and business competency to the Company at this time, which precedes the expansion of the Company in refining, and processing of rare earth minerals for use in the energy industry.

Mr. Hinz shall also serve as the Chairman of the Board of Directors of the Company.

Mr. Ewert shall serve on the Governance, Nomination and Audit Committees.

Mr. Bean shall also serve as the Company Treasurer, as well as on the Governance, Nomination and Audit Committees.

Mr. Ker shall also serve as the Company Secretary, as well as on the Governance, Nomination and Audit Committees.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Consent of appointment of William Hinz, Harry Ewert,Douglas C Bean and Anthony Ker to Board of Directors

99.2	News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2020

QUANTUM ENERGY INC.

By:	/s/ William Hinz
William Hinz, Chairman and Director